EXHIBIT 12.1

Ratio of Earnings to Fixed Charges

(amounts in thousands other than ratios)

Ratio of Earnings to Fixed Charges

						Three
						Months
	Year Ended					Ended
	December 28,	December 26,	December 25,	December 31,	December 30,	March 30,
	2007	2008	2009	2010	2011	2012
Earnings:
Income before income taxes	$83,422	$65,458	$43,161	$46,750	$61,511	$12,332
Fixed charges (from below)	43,711	39,218	29,600	28,665	35,002	8,855
Total earnings	$127,133	$104,676	$72,761	$75,415	$96,513	$21,187

Fixed Charges:
Interest expense	$33,923	$28,482	$19,044	$18,710	$24,355	$6,046
Interest in rent expense estimated at 30% of rent expense	9,788	10,736	10,556	9,955	10,647	2,809
Total fixed charges (1)	$43,711	$39,218	$29,600	$28,665	$35,002	$8,855

Ratio of Earnings to Fixed Charges	2.9	2.7	2.5	2.6	2.8	2.4

(1) Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

(amounts in thousands other than ratios)

						Three
						Months
	Year Ended					Ended
	December 28,	December 26,	December 25,	December 31,	December 30,	March 30,
	2007	2008	2009	2010	2011	2012
Earnings:
Income before income taxes	$83,422	$65,458	$43,161	$46,750	$61,511	$12,332
Fixed charges (from below)	43,711	39,218	29,600	28,665	35,002	8,855
Total earnings	$127,133	$104,676	$72,761	$75,415	$96,513	$21,187

Fixed Charges:
Interest expense	$33,923	$28,482	$19,044	$18,710	$24,355	$6,046
Interest in rent expense estimated at 30% of rent expense	9,788	10,736	10,556	9,955	10,647	2,809
Total fixed charges (1)	$43,711	$39,218	$29,600	$28,665	$35,002	$8,855

Preferred dividends (calculated below)	$—	$—	$—	$—	$—	$—

Total combined fixed charges and preferred dividends	$43,711	$39,218	$29,600	$28,665	$35,002	$8,855

Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	2.9	2.7	2.5	2.6	2.8	2.4

Surplus	$(83,422)	$(65,458)	$(43,161)	$(46,750)	$(61,511)	$(12,332)

Preferred Dividends:
Preferred dividend amount (1)	$—	$—	$—	$—	$—	$—
Tax rate	38.9%	37.6%	39.6%	40.3%	38.8%	39.5%

Preferred dividends	$—	$—	$—	$—	$—	$—

(1) Preferred security dividends of Interline New Jersey are excluded from fixed charges as preferred stock is held solely by corporate parent.